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                                                                   Exhibit h(10)

                        Contractual Advisory Fee Waiver

AGREEMENT made this 30th day of March, 1999, by and between the ABN AMRO Funds, a Massachusetts business trust (the "Trust"), and ABN AMRO Asset Management
(USA) Inc. (the "Adviser").

The Adviser hereby agrees to limit the total advisory fees at the following levels for a period of one year from the date of this Agreement for each of the following funds:


Fund                                            Total Advisory Fees
----                                            -------------------

Real Estate Fund                                         .70%
Fixed Income Fund                                        .50%
Intermediate Government Fixed Income Fund                .50%
Tax-Exempt Fixed Income Fund                             .50%
Limited Volatility Fixed Income Fund                     .50%
Treasury Money Market Fund                               .20%
Money Market Fund                                        .20%
Tax-Exempt Money Market Fund                             .20%


This Agreement shall be renewable at the end of each one year period for an additional one year period upon the written agreement of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.


ABN AMRO FUNDS                             ABN AMRO Asset management (USA) Inc.


By: /s/  Michael T. Castino                By: /s/ Steven A. Smith
   -----------------------------               --------------------------

Attest:  /s/ Steven A. Smith               Attest: /s/ Michael T. Castino
       -------------------------                  --------------------------

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